For further information, contact:	Paul A. Bragg - Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING ANNOUNCES TENDER OFFER AND

CONSENT SOLICITATION

HOUSTON, TX -- 10/01/2012 -- Vantage Drilling Company (the "Company") (NYSE Amex: VTG) announced today that its wholly owned subsidiary Offshore Group Investment Limited (the "Issuer") has commenced a tender offer (the "Tender Offer") and consent solicitation (the "Consent Solicitation," and together with the Tender Offer, the "Offer") for up to $1,000,001,000 (the "Tender Cap"), which amount may be increased, of its outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the "Notes").

The Offer has a Consent Payment Date of 5:00 p.m., New York City time, on October 12, 2012 unless otherwise extended (such time and date, as may be extended, the "Consent Payment Date") and will expire at midnight, New York City time, on October 29, 2012, unless otherwise extended (such time and date, as may be extended, the "Expiration Date"). Adoption of the proposed amendments described below requires the receipt of valid and unrevoked consents from holders of more than a majority in aggregate principal amount of the Notes (other than any Notes owned by the Company or any of its affiliates) (the "Requisite Consents"). A tender may not be revoked after 5:00 p.m., New York City time, on October 12, 2012, unless otherwise extended (such time and date, as may be extended, the "Withdrawal Deadline").

Title of Security	CUSIP/ISIN Number	Principal Amount Outstanding	Tender Offer Consideration(1)	Consent Fee(1)	Total Consideration(1)(2)
11 1/2% Senior Secured First Lien Notes due 2015	676253 AC1 US 676253AC15	$2,000,000,000	$1,085.00	$30.00	$1,115.00
(1) Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase. (2) Inclusive of Consent Fee

As set forth in the table above, subject to the terms and conditions of the Offer, holders of Notes who validly tender their Notes and provide their consent to the proposed amendments to the indenture governing the Notes prior to the Consent Payment Date will receive a fee equal to $30.00 for their consent (the "Consent Fee") and $1,085 as consideration for their tender of the Notes (the "Tender Offer Consideration"), for a total consideration of $1,115, for each $1,000 in principal amount of Notes. Holders of Notes who validly tender their Notes after the Consent Payment Date but before the Expiration Date will receive only the Tender Offer Consideration for each $1,000 in principal amount of Notes. Acceptance of tendered Notes, payment of the Tender Consideration and payment of the Consent Fee is conditioned on the receipt of the Requisite Consents, among other things.

The principal purposes of the Tender Offer and Consent Solicitation are to facilitate (i) the refinancing of the Notes tendered with up to $1.125 billion of new senior secured debt and (ii) the incurrence of an additional $500.0 million of new senior secured debt, the proceeds of which will be used to finance the final construction payment of the Tungsten Explorer, our new deepwater drillship currently under construction. We expect this new debt will be guaranteed by the same parties that currently guarantee the Notes, rank pari passu with the Notes and share collateral with the holders of the Notes on a pari passu basis. To give effect to such purposes, we are seeking consents to certain proposed amendments that would, among other things, modify certain restrictive covenants in the indenture governing the Notes, amend and restate the intercreditor agreement relating to the Notes and amend the collateral documents currently in effect.

The Offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated October 1, 2012, and a related Consent and Letter of Transmittal. Citigroup Global Markets Inc. is serving as dealer manager and Global Bondholder Services Corporation is serving as depository and information agent in connection with the Offer. Questions about the Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (U.S. Toll Free) or (212) 723-6106 (collect). Requests for assistance in delivering consents or for additional copies of the Offer to Purchase and Consent Solicitation and/or Consent and Letter of Transmittal should be directed to Global Bondholder Services Corporation at (212) 430-3774 (bankers and brokers) or (866) 804-2200 (U.S. Toll Free).

This press release is not an offer to sell the new notes or any other securities and it is not soliciting an offer to buy the new notes or any other securities. The Company has not obtained any commitments to purchase, or entered into any agreements to sell the new notes. The Company cannot assure you that the issuance of the new notes will occur. Any agreements to sell the new notes will only be entered into after the Withdrawal Deadline.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.